Exhibit 99.1

ZILA, INC	NEWS

5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release: June 30, 2003	Contact: Doug Burkett, Ph.D. 602-266-6700

Zila Receives $20 Million Settlement Payment

Strong Financial Position Will Support Aggressive Growth Strategy

PHOENIX—June 30, 2003—Zila, Inc. (Nasdaq:ZILA) said today that it has received a $20 million payment in settlement of the dispute with its former Clinical Research Organization (CRO).

Zila retained the former CRO in 1999 to design and conduct the Phase III clinical trial for its OraTest® oral cancer detection product. It paid the former CRO approximately $4.5 million for those services. Zila transitioned the OraTest® clinical trial to Quintiles Transnational, the nation’s largest pharmaceutical services company, in December 2002.

Zila will report the $20 million payment as other income for its fiscal fourth quarter and fiscal year ending July 31, 2003. Zila incurred approximately $5 million in legal, consulting and other related obligations in connection with the settlement, resulting in a gain of approximately $15 million to be recorded in the fiscal fourth quarter. Zila’s net operating loss carryforward will offset most of the income tax liability on the settlement.

Proceeds from the settlement will significantly strengthen Zila’s balance sheet. Zila projects that on July 31, 2003, the end of its 2003 fiscal year, Zila’s working capital will be more than $20 million and current assets will be more than three times its current liabilities. The settlement, together with projected cash flows from Zila’s profitable nutraceutical and pharmaceutical businesses, will provide Zila with positive net income for both the fourth quarter and all of fiscal 2003.

Douglas D. Burkett, chairman, president and CEO of Zila, said, “We are achieving our objective of breakeven cash flow from operations and are positioning Zila to fund its Biotechnology program from our own Nutraceutical and Pharmaceutical businesses, while achieving impressive revenue growth. We now have the financial resources we need to aggressively execute our strategic plans for continued growth. The transition of the OraTest® clinical trials to Quintiles is complete and we are making excellent progress. We intend to announce milestones and goals for the OraTest® program later this year.”

OraTest® is based on Zila’s patented Tolonium Chloride technology and has been shown to help medical professionals detect oral pre-cancer and cancer at its earliest, most treatable stages. Oral cancer is one of the top ten cancers in the United States. The substantial market potential for OraTest® is indicative of the promising benefit it offers to global healthcare.

About Zila

Zila, Inc., headquartered in Phoenix, is an international provider of healthcare and biotechnology products for dental/medical professionals and consumers. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C®, a branded, superior efficacy nutrition product.

•	Zila Pharmaceuticals, “The Oral Soft Tissue Experts” marketing ViziLite™ oral examination kits, Zilactin® OTC oral care products, and Peridex® prescription periodontal rinse.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs, including the Company’s ability to achieve its goals of positive cash flow in fiscal 2003, improved operating results in fiscal 2004, accelerating and expanding the OraTest® clinical trial, and the actual market potential of OraTest® if FDA approval is ultimately obtained. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K and 10-K/A for its fiscal year ended July 31, 2002, and its Form 10-Q for the quarter ended April 30, 2003, filed with the Securities and Exchange Commission.